EXHIBIT 99

          INTERLAND ANNOUNCES DEFINITIVE AGREEMENT TO PURCHASE WEB.COM

        ASSET PURCHASE INCLUDES DOMAIN NAME, HOSTING BUSINESS, ACCREDITED
                         REGISTRAR AND TRADEMARK RIGHTS

ATLANTA, GA, NOVEMBER 30, 2005 -- Interland (NASDAQ: INLD), a leading provider of websites and online services for small and medium-sized businesses (SMBs), today announced that it has signed a definitive agreement to purchase various assets from Web Internet, LLC (Web.com) and Web Service Company Inc. including the domain name Web.com, its trademark rights and associated intangible assets. The deal is also expected to include approximately 9,000 web hosting accounts and an accredited registrar. The total cost of the transaction is approximately $4.4 million in cash, restricted stock and assumed liabilities. Roughly half of the consideration consists of assumed debt in the form of a low interest 3% loan payable over three years.

"Web.com is one of the leading brand names on the Internet and resonates with virtually everyone," stated Jeff Stibel, President and CEO, Interland. "This strategic acquisition gives us a valuable marketing and positioning vehicle for our services and brings tremendous visibility and direct navigation traffic which is expected to drive organic growth moving forward. To many individuals, the domain Web.com is synonymous with the Internet and websites."

Along with the domain name, Interland will also be purchasing Web.com's trademarks, registrar business and approximately 9,000 consumer web hosting accounts which would be expected to add roughly $900K in annual hosting revenues. Interland expects to close the transaction before the end of the year and intends to integrate Web.com's offering and customers within Interland's infrastructure. Web.com CEO, Will Pemble, will join Interland as an Executive Vice President and will focus on building Web.com's consumer and registrar business.

"With the product, patent and market strength of Interland, Web.com has the potential to become one of the most valuable sites online. Web.com and Interland share the same vision of providing everyone with the ability to build and market a successful website," stated Will Pemble, CEO, Web.com. "I have watched over the past few months as Interland has transitioned into a powerful website company and look forward to working with and contributing to the impressive new management team."

ABOUT INTERLAND
Interland, Inc. (NASDAQ: INLD) is a leading provider of websites and online services focused on helping small and medium-sized businesses achieve success by providing the knowledge, services and tools to build, manage and promote businesses online. Interland offers a wide selection of online services, including standardized web hosting, ecommerce, application hosting, website development, online marketing and optimization tools. For more information about Interland, please visit www.interland.com or call at 800-336-9883.


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ABOUT WEB.COM
Founded in 1996 and headquartered in Bethel, CT, Web.com is a private company that has consistently ranked among the Top 10 domain name providers and web hosting companies in the industry according to independent industry sources. In addition to hosting and domains, Web.com provides a full suite of Internet services, including email hosting, DNS management and website promotion. Web.com provides services to the consumer as well as a highly regarded team of hosting resellers. Please visit www.web.com for more information.

FORWARD-LOOKING STATEMENTS
Except for the historical information contained in this press release, statements in this press release may be considered forward-looking statements. These forward-looking statements include, but are not limited to: the anticipated closing of this acquisition before December 31, 2005, the number of customer accounts the seller will actually deliver at closing, the revenues Interland anticipates earning on such accounts, the web traffic Interland anticipates receiving from the domain Web.com, Interland's ability to generate new sales from any additional web traffic Interland may receive and Interland's ability to integrate the acquired accounts and service offerings into Interland's infrastructure. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update its forward-looking statements.

INVESTOR AND PRESS CONTACT:
Interland
Peter Delgrosso
404-260-2500
pdelgrosso@interland.com